EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-22019 on Form N-1A of our report dated January 21, 2026, relating to the financial statements and financial highlights of Eaton Vance International Small-Cap Fund, one of the funds constituting Eaton Vance Growth Trust (the “Trust”), appearing in the Form N-CSR of the Trust for the year ended November 30, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 25, 2026